Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Towerstream Corporation on Form S-3 of our report dated March 18, 2016, with respect to our audits of the consolidated financial statements of Towerstream Corporation and Subsidiaries as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014, and 2013 and our report dated March 18, 2016 with respect to our audit of the effectiveness of internal control over financial reporting of Towerstream Corporation and Subsidiaries as of December 31, 2015 appearing in the Annual Report on Form 10-K of Towerstream Corporation for the year ended December 31, 2015. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

July 7, 2016